Exhibit 99.1

Company Release – 07/23/2026

GBank Financial Holdings Inc. is Pleased To Share the Press Release of Bankroll LLC [BVNKROLL]

LAS VEGAS, NV, July 23, 2026 – GBank Financial Holdings Inc. (the "Company") (Nasdaq: GBFH), the parent company for GBank (the "Bank"), is pleased to share the press release of its strategic partner, Bankroll LLC (“BVNKROLL”). On July 22, 2026, BVNKROLL announced a strategic partnership to integrate BVNKROLL's embedded banking and payments platform into AXES.ai’s Intelligent Management System ecosystem. BVNKROLL, a Nevada-based enterprise payments infrastructure company, is a joint venture between BankCard Services, LLC (“BCS”) and BoltBetz, a strategic partner of the Company. The Company owns a 32.99% non-voting equity interest in BCS.

The full press release from BVNKROLL can be found here:

AXES.ai and Bankroll Announce Strategic Partnership to Deliver Fully Integrated, Compliant Payments Infrastructure Across the AXES Intelligent Management System

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Our national payment and Gaming FinTech business lines serve gaming clients across the U.S. and feature the GBank Visa Signature® Card—a tailored product for the gaming and sports entertainment markets. The Bank is also a top national SBA lender, now operating across 40 states. Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward M. Nigro

Chief Executive Officer and President

702-851-4200

enigro@g.bank

Source: GBank Financial Holdings Inc.